Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021, relating to the financial statements of BCTG Acquisition Corp. appearing in entity’s Annual Report on Form 10-K as of December 31, 2020, and for the period from May 21, 2020 (inception) through December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York

October 14, 2021